                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12

                              The St. Joe Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                                   [LOGO] ST JOE

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 20, 2003

     The 2003 Annual Meeting of the Shareholders of The St. Joe Company will be held at the Ponte Vedra Inn and Club, 200 Ponte Vedra Beach Boulevard, Ponte Vedra Beach, Florida on Tuesday, May 20, 2003, at 10:00 a.m. Eastern Daylight Savings Time.

     Shareholders will vote on the following matters:

         1. Election of nine members to the Board of Directors;

         2. Ratification of the appointment of KPMG LLP as the Company's independent auditors for the 2003 fiscal year; and

         3. Any other matters properly brought before the meeting.

     Shareholders of record as of the close of business on March 31, 2003 are entitled to vote at the meeting or any continuance of the meeting.

     Your vote is important. We urge you to designate the proxies named on the enclosed proxy card to vote your shares whether or not you attend the meeting. This will ensure your shares will be represented at the meeting.

     The Annual Report, containing financial data and a summary of operations for 2002, is also enclosed.

                                         By Order of the Board of Directors.

                                         /s/ Christine M. Marx

                                         Christine M. Marx Secretary


Dated: April 14, 2003







        The St. Joe Company 245 Riverside Avenue, Suite 500 Jacksonville,
                           Florida 32202 904.301.4400

                               THE ST. JOE COMPANY
                        245 RIVERSIDE AVENUE, SUITE 500
                           JACKSONVILLE, FLORIDA 32202

                              ---------------------
                                 PROXY STATEMENT
                              ---------------------

     This Proxy Statement contains information about the 2003 Annual Meeting of the Shareholders of The St. Joe Company (the "Meeting").

     The Meeting will be held on Tuesday, May 20, 2003, beginning at 10:00 a.m., at the Ponte Vedra Inn and Club, 200 Ponte Vedra Beach Boulevard, Ponte Vedra Beach, Florida.

     This Proxy Statement is first being sent to our Shareholders on or about April 14, 2003 in connection with the solicitation of proxies by the Board of Directors for the Meeting.

                        GENERAL INFORMATION ABOUT VOTING

     WHO CAN VOTE? You are entitled to vote your stock at the Meeting if our records show that you held your shares as of March 31, 2003. At the close of business on March 31, 2003, a total of 75,950,335 shares of Common Stock of the Company (the "Common Stock") were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed Proxy Card shows the number of shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties except as required by law.

     MATTERS TO BE CONSIDERED. You will be asked to consider two proposals at the Meeting. Proposal 1 asks you to elect the Board of Directors, comprised of nine members, to serve until the next Annual Meeting. Proposal 2 asks you to ratify the appointment of our independent auditors for the 2003 fiscal year.

     VOTING BY PROXIES. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your Common Stock by signing, dating and mailing the Proxy Card in the postage-paid envelope which we have provided to you. Of course, you can always come to the Meeting and vote your shares in person. The proxies will vote your shares in accordance with your instructions. If you sign and return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not aware of any other matters to be presented at the Meeting except for those described in this Proxy Statement. If any other matters are properly presented at the Meeting, the proxies will use their own judgment to determine how to vote your shares. If the Meeting is continued or postponed, your Common Stock may be voted by the proxies at the new Meeting as well, unless you revoke your proxy instructions.

     HOW TO REVOKE YOUR PROXY INSTRUCTIONS. You can revoke your proxy instructions at any time before it is voted by advising the Secretary in writing, by delivering later-dated proxy instructions, or by attending the Meeting and voting your shares in person.

     QUORUM; HOW VOTES ARE COUNTED. The Meeting will be held if a majority of the outstanding shares of Common Stock is represented at the Meeting. This is called a quorum. If you return valid proxy instructions or attend the Meeting in person, your Common Stock will be counted for the purpose of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the Meeting. If you hold your Common Stock through a broker, bank or other nominee, the nominee may only vote the Common Stock which it holds for you in accordance with your instructions. However, if the nominee does not receive your instructions at least ten days before the Meeting, the nominee may vote your Common Stock on matters which the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "Broker Non-Vote" on that matter. Proposals 1 and 2 are considered to be routine by the New York Stock Exchange. We do not count abstentions and Broker Non-Votes as votes for or against any proposal. Broker Non-Votes, however, count for quorum purposes.

     COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect a number of our employees to solicit proxies personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

     HOUSEHOLDING. If you and other residents at your mailing address own shares of the Company's Common Stock in "street" name, your broker or bank may have given you notice that each household will receive only one annual report and one proxy statement for each company in which stock is held through that broker or bank. This practice is known as "householding." Unless you responded that you do not wish to participate in householding, you will be deemed to have consented to participating and only one copy of each company's annual report and proxy statement will be sent to that address. Each shareholder will, however, receive a separate proxy card.

     If you wish to receive your own set of the Company's future annual reports and proxy statements, or if you share an address with another shareholder and would like to receive only one set of these documents, please contact the Secretary of The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202, being sure to supply the names of all shareholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding will be effective 30 days after the notice is received.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Board of Directors, comprised of nine members, is to be elected at this Meeting. Each Director elected shall hold office until the next Annual Meeting and the election of a successor. All of the nominees have served as Directors since last year's Meeting. Each has agreed to be named in this Proxy Statement and to serve if elected. The age indicated in each nominee's biography below is as of March 31, 2003.

     VOTE REQUIRED. Directors must be elected by a plurality of the votes cast at the Meeting. Votes withheld for any Director will not be counted. See "Security Ownership of Certain Beneficial Owners, Directors and Executive Officers" on pages 15 to 17 of this Proxy Statement for information on the beneficial ownership of our Common Stock by the nominees, and "Certain Transactions" on page 19 of this Proxy Statement for information on transactions between the Company and certain nominees.

                               INFORMATION ABOUT THE NOMINEES

MICHAEL L. AINSLIE
Director since 1998    Age 59   Mr. Ainslie, a private investor, was the President, Chief
                                Executive Officer and a Director of Sotheby's Holdings from
                                1984 to 1994. From 1980 to 1984 Mr. Ainslie was President of
                                the National Trust for Historic Preservation. He is a
                                Trustee of Vanderbilt University, serves as a Chairman of
                                the Posse Foundation and also serves on the Boards of Lehman
                                Brothers Holdings, Inc. and Artesia Technologies, a
                                broadband software provider.

HUGH M. DURDEN
Director since 2000    Age 60   Mr. Durden retired on December 31, 2000 as an Executive Vice
                                President of Wachovia Corporation and President of Wachovia
                                Corporate Services, Inc. He joined Wachovia in 1972. Mr.
                                Durden is the representative of the corporate trustee of the
                                Alfred I. duPont Testamentary Trust (the "Trust") and a
                                Director of The Nemours Foundation (the "Foundation"), a
                                Trustee of the EARTH University Foundation, and Chairman of
                                the Board of Liberty Aerospace, Inc.

JOHN S. LORD
Director since 2000    Age 56   Mr. Lord, a private investor and business consultant,
                                retired as President of Bank of America -- Central Florida in 2000. He held various positions with Bank of America and its predecessor banks for over 15 years. Mr. Lord served as the corporate trustee of the Trust from 1994 to 1997 and was appointed as an individual trustee of the Trust and a
                                director of the Foundation in 2000.


HERBERT H. PEYTON
Director since 2000    Age 71   Mr. Peyton is the founder of Gate Petroleum Company and has served as its President since 1960. Mr. Peyton is a trustee of the Trust, a director of the Foundation, and a director of Florida East Coast Industries, Inc. ("FLA").

WALTER L. REVELL
Director since 1994    Age 68   Mr. Revell has been Chairman of the Board and CEO of H. J.
                                Ross Associates, Inc., a consulting engineering,
                                architectural and planning firm in Coral Gables, Florida,
                                since 1991, and has also been Chairman of the Board and CEO of Revell Investments International, Inc. since 1984. Mr.
                                Revell was President, CEO and a director of Post, Buckley,
                                Schuh and Jernigan, Inc. until 1983. He served as Secretary of Transportation for the State of Florida from 1972 to
                                1975. He is also a director of Rinker Materials Corporation,
                                International Finance Bank, Edd Helms Group, and other
                                closely-held companies, and is Chairman of the Greater Miami
                                Foreign Trade Zone, Inc.

PETER S. RUMMELL
Director since 1997    Age 57   Mr. Rummell was appointed Chairman and CEO of the Company in
                                January 1997. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company and served as Chairman of Walt
                                Disney Imagineering, the division responsible for Disney's worldwide creative design, real estate and research and
                                development activities. Mr. Rummell was President of Disney
                                Development Company, the community development arm of Walt
                                Disney, from 1992 to 1994 and President of the Arvida Resort
                                Communities Division during 1985. From 1983 until 1985, Mr.
                                Rummell was Vice Chairman of the Rockefeller Center
                                Management Corporation in New York City.

FRANK S. SHAW, JR.
Director since 1995    Age 71   Mr. Shaw has been Chairman and Chief Executive Officer of
                                Shaw Securities, Inc., a financial services company, since
                                2000 and its President for more than five years prior to
                                2000.

WINFRED L. THORNTON
Director since 1968    Age 74   Mr. Thornton was Chairman of our Board of Directors and
                                Chief Executive Officer from June 1991 to January 1997. From
                                1984 to June 1991, he was our President and Chief Operating
                                Officer. Mr. Thornton is a trustee of the Trust, a director of the Foundation, and a director of FLA.

JOHN D. UIBLE
Director since 1994    Age 67   Mr. Uible was Chairman of the Board and Chief Executive
                                Officer of Florida National Bank from 1982 to 1990, when it was acquired by First Union Corporation. He served as a
                                Director of First Union Corporation until 1998. Since 1990,
                                Mr. Uible has been a private investor in financial markets, closely-held companies and partnerships. He was Chairman of the Board and Chief Executive Officer of Jacksonville
                                National Bank of Florida, Inc. from 1976 to 1982 and was
                                employed by the Charter Company from 1958 to 1976.

                          THE BOARD AND ITS COMMITTEES

     THE BOARD. The Company is governed by its Board of Directors. The Board met eight times in 2002. Each member of the Board of Directors attended at least 75% of the Meetings of the Board and Committees on which he served in 2002.

     COMMITTEES OF THE BOARD. The Board has three standing Committees. The board does not currently have a Nominating Committee. Instead, the entire Board considers nominees for election to the Board, including any written recommendation by a Shareholder made in accordance with the Company's By-laws. In 2002, the Board established a Special Committee on Corporate Governance.

     AUDIT COMMITTEE. The members of the Audit Committee are Walter L. Revell (Chairman), John S. Lord, Frank S. Shaw, Jr., Winfred L. Thornton and John D. Uible. The Audit Committee met five times in 2002. The functions of the Audit Committee are to select and retain independent auditors to audit the Company's financial statements; review with the independent auditors any reports or recommendations developed in connection with the auditing engagement; review any reports or recommendations with regard to the Company's internal control and regulatory compliance procedures and practices; review any proposed changes in accounting policies being considered by the Company; approve fees charged by the independent auditors for audit and non-audit services; require the independent auditors to prepare and deliver annually a statement as to their independence; consider whether any provision of non-audit services by the independent auditors is compatible with maintaining their independence; consider any reports and recommendations submitted to the Committee by the independent auditors required by or referred to in SAS 61; and recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

     COMPENSATION COMMITTEE. The members of the Compensation Committee are Michael L. Ainslie (Chairman), Hugh M. Durden, Herbert H. Peyton and John D. Uible. The Compensation Committee met four times in 2002. The functions of the Compensation Committee are to recommend, subject to full Board approval, compensation and benefits for the Chairman and Chief Executive Officer, the President, Chief Operating Officer, and Executive Vice Presidents and Senior Vice Presidents of the Company; approve annual bonus and merit plans for officers and employees of the Company; and supervise the administration of all current employee benefit plans, stock incentive plans and such other plans as may be created from time to time.

     FINANCE COMMITTEE. The members of the Finance Committee are Hugh M. Durden (Chairman), John S. Lord, Herbert H. Peyton, Frank S. Shaw, Jr. and Winfred L. Thornton. The Finance Committee met four times in 2002. The functions of the Finance Committee are to supervise the Company's investment policies; make recommendations to the Board as to corporate dividends; review the Company's business plan; review proposals to acquire and sell significant assets which would require public disclosure; review and approve acquisitions and investments pursuant to the Company's Capital Approval Policy; and make recommendations regarding the issuance or purchase of the Company's securities.

     SPECIAL COMMITTEE ON CORPORATE GOVERNANCE. All members of the Board are members of this Special Committee and Walter L. Revell is its Chairman. The Special Committee was established on August 20, 2002 to examine the issues raised by recently enacted federal legislation, including the Sarbanes -- Oxley Act of 2002, and rules recently proposed or enacted by the Securities and Exchange Commission and the New York Stock Exchange. The Special Committee has the authority to retain independent counsel and other experts. The Special Committee will, based on its independent investigation, develop a list of recommended factors to be considered and a process to be followed by the Board in making findings about the independence of a Board member, including the appropriate definition of independence, voting procedures and the timing of the implementation of any action required by the legislation and rulemaking.

                             DIRECTORS' COMPENSATION

     Effective May 20, 2002, each Director who is not employed by St. Joe or affiliated with management receives an annual retainer of $25,000, a Board or Committee meeting fee of $1,500 per day and a telephone meeting fee of $500 per meeting. The Chairman of the Audit Committee receives an additional annual retainer of $12,500, each member of the Audit Committee receives an additional annual retainer of $4,000, and each Chairman of any other standing or special committee receives an additional annual retainer of $5,000. All Directors are reimbursed for transportation and their reasonable out-of-pocket expenses incident to attendance at Board and Committee Meetings.

     We have a deferred compensation plan for non-employee Directors. Each year a participating Director may elect to defer all or part of his fees in cash or stock unit accounts. Cash in the accounts earns interest at the rate approved by the Compensation Committee (5.75% for 2002). Directors' deferred compensation accounts are payable in cash or stock, at the Director's election, upon retirement from the Board. Messrs. Uible and Durden were the only Directors actively participating in the plan in 2002.

     Each non-employee Director is granted an annual option to purchase 4,000 shares of the Company's Common Stock on the date of our Annual Meeting. Messrs. Ainslie, Durden, Lord, Peyton, Revell, Shaw, Thornton and Uible received grants under this Plan in 2002. Each option grant has a ten year term, vests in equal installments over three years and permits the holder to purchase shares at the fair market value of our Common Stock on the date of the grant. The exercise price of options granted in 2002 was $33.26.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation for the past three years of our Chief Executive Officer and our four other most highly compensated executive officers (the "named executive officers").

                                        SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                 -----------------------------------
                                                                           AWARDS           PAYOUTS
                                                                 -------------------------  --------
                                                 ANNUAL                         SECURITIES
                                              COMPENSATION        RESTRICTED    UNDERLYING
NAME AND                                 ----------------------     STOCK         OPTIONS/   LTIP          ALL OTHER
PRINCIPAL POSITION                YEAR   SALARY ($)   BONUS ($)  AWARDS ($)(1)    SARS (#)  PAYOUTS   COMPENSATION ($)(2)
------------------                ----   ----------  ----------  -------------  ----------  --------  -------------------
Peter S. Rummell. . . . . . .     2002    740,850    1,274,000            0        250,000        0          33,641
  Chairman and                    2001    715,800    1,140,000            0              0        0          34,198
  Chief Executive Officer         2000    685,000    1,400,000            0              0        0          24,450

Kevin M. Twomey . . . . . . .     2002    513,775      870,000            0        150,000        0          38,237
  President, COO                  2001    496,400      712,000            0        180,000        0          37,459
  and CFO                         2000    475,000      875,000            0        145,800        0          47,581

Robert M. Rhodes. . . . . . .     2002    389,367      470,000            0         75,000        0          30,128
  Executive Vice President        2001    376,200      420,000            0        115,000        0          30,286
  and General Counsel             2000    360,000      616,000            0         72,925        0         120,131

Michael N. Regan. . . . . . .     2002    238,464      174,000      379,229         20,000        0          22,254
  Senior Vice President--         2001    230,400      160,000            0              0        0          22,177
  Planning and Finance            2000    223,500      225,000            0         21,878        0          20,332

Jerry M. Ray. . . . . . . . .     2002    236,212      153,000       19,033              0        0          22,021
  Senior Vice President--         2001    228,900      166,000            0         20,000        0          22,155
  Corporate Communications        2000    219,000      200,000            0              0        0          19,165

------------------
(1) On December 9, 2002, Mr. Regan received 12,000 restricted shares valued at $349,320 as of closing on the day before grant. As of December 31, 2002, the market value of these shares was $360,000. Restrictions lapse on one-third of the stock granted as part of this award on the third anniversary of the date of grant and one-third on each of the fourth and fifth anniversaries.

     On March 7, 2003, Mr. Regan received 1,100 restricted shares valued at $29,909 as of closing on the day before grant and Mr. Ray received 700 restricted shares valued at $19,033 as of closing on the day before grant in lieu of a portion of the cash bonuses that would have been paid to each of them under the Company's 2002 Annual Incentive Compensation Plan (see "2002 Annual Incentive Compensation Plan" on page 13 of this Proxy Statement). Restrictions lapse on this stock equally over three years.

     Restrictions immediately lapse in full on stock issued as part of the 2002 awards if the Company is a party to a merger or similar transaction resulting in at least a 50% change in stock ownership and for 360 days following the transaction, the recipient either remains employed or his employment is terminated without cause. Restrictions also fully lapse upon death or disability. In the event the recipient's employment terminates for cause, or he breaches the confidentiality provisions set forth in the award agreement, the Compensation Committee may revoke any restricted shares that are not yet exercisable.

     In addition to the above awards, as of December 31, 2002, Mr. Twomey held 58,277 restricted shares with a market value of $1,748,310, which were granted in 1999. Restrictions lapsed on half of these shares in February 2003 and the remainder will lapse in February 2004. Restrictions also lapse on his stock if St. Joe terminates his employment without cause, a change in control occurs, or upon his death or disability. In the event his employment terminates for any other reason, he automatically forfeits restricted shares that are not yet vested.

     Dividend and voting rights on all restricted shares are the same as on all other shares of Common Stock.

     The recipients are responsible for the payment of all withholding taxes resulting from awards of restricted shares. The recipients may satisfy this liability by surrendering an appropriate number of shares of Common Stock to the Company. To date, Mr. Twomey has surrendered 58,279 shares of Common Stock to satisfy this liability for the portion of his restricted shares which have vested to date.

(2) The amounts disclosed in this column include our employer match contributions to the 401(k) plan and the deferred capital accumulation plan (for a description of these plans, see "Retirement Benefits" on pages 8 to 10 of this Proxy Statement), relocation allowances and benefits, and automobile allowances paid to or on behalf of the individual named executive officer in the amounts and in the years indicated:

                                             401(K)           DCAP                       AUTOMOBILE
NAME                             YEAR     (MATCH ONLY)    (MATCH ONLY)    RELOCATION      ALLOWANCE
----                             ----     ------------    ------------    ----------      ---------
Peter S. Rummell . . . . . .     2002        5,500           28,141               0              0
                                 2001        5,100           29,098               0              0
                                 2000        5,100           19,350               0              0

Kevin M. Twomey. . . . . . .     2002        5,500           18,337               0         14,400
                                 2001        5,100           17,959               0         14,400
                                 2000        5,100           10,552          19,929         12,000

Robert M. Rhodes . . . . . .     2002        5,500           10,228               0         14,400
                                 2001        5,100           10,786               0         14,400
                                 2000        5,100            7,267          95,763         12,000

Michael N. Regan . . . . . .     2002        5,500            3,554               0         13,200
                                 2001        5,100            3,877               0         13,200
                                 2000        5,100            3,232               0         12,000

Jerry M. Ray . . . . . . . .     2002        5,500            3,321               0         13,200
                                 2001        5,100            3,855               0         13,200
                                 2000        5,100            2,594               0         12,000

                                  STOCK OPTIONS

     The following table contains information about stock options granted in 2002 to the named executive officers.

                                            OPTION GRANTS IN 2002

                                            INDIVIDUAL GRANTS(1)
                            ---------------------------------------------------
                                          PERCENT                                   POTENTIAL REALIZABLE
                                          OF TOTAL                                    VALUE AT ASSUMED
                              NUMBER OF   OPTIONS                                   ANNUAL RATES OF STOCK
                             SECURITIES  GRANTED TO                                  PRICE APPRECIATION
                             UNDERLYING  EMPLOYEES    EXERCISE OR                     FOR OPTION TERM(2)
                              OPTIONS    IN FISCAL    BASE PRICE    EXPIRATION    -------------------------
NAME                          GRANTED     YEAR (%)      ($/SH)         DATE          5% ($)       10% ($)
----                        -----------  -----------  ------------  -----------   -----------   -----------
Peter S. Rummell . . . . .    250,000        32         29.00(1)     8/19/2012     4,559,486     11,554,633
Kevin M. Twomey. . . . . .    150,000        19         29.00(1)     8/19/2012     2,735,692      6,932,780
Robert M. Rhodes . . . . .     75,000        10         29.00(1)     8/19/2012     1,367,846      3,466,390
Michael N. Regan . . . . .     20,000         3         29.00(1)     8/19/2012       364,759        924,371
Jerry M. Ray . . . . . . .          0       N/A           N/A           N/A           N/A            N/A

--------------------

(1) The exercise price of each option is equal to the closing price of our Common Stock on the day preceding the date of the grant. The exercise price of any unexercised option will be adjusted equitably in the event of a partial liquidation distribution to our Shareholders. The options granted in 2002 become exercisable at the rate of 25% per year beginning on the first anniversary of August 19, 2002. If, however, the executive officer dies or becomes disabled, a change in control occurs or, in the case of Messrs. Rummell, Twomey or Rhodes, a qualifying termination of employment, as defined under their respective severance agreements, occurs, his outstanding options become immediately exercisable in full. If the executive officer is terminated for cause, the Compensation Committee may revoke all or any part of the options granted, regardless of vesting.

(2) In arriving at the potential value realizable for each grant, we assumed the market value of the Common Stock will appreciate at annualized rates of 5% and 10%, compounded annually over the term of the option. These assumed appreciation rates have been specified by the Securities and Exchange Commission for illustrative purposes only and are not indicative of future stock prices. Our stock prices will depend upon various factors, including market conditions and future performance. We cannot guarantee that the value actually realized upon the exercise of these options will be at or near the value shown in the table.

     The following table contains information concerning stock options exercised by the named executive officers in 2002.

                                 AGGREGATED STOCK OPTIONS/EXERCISES IN 2002 AND
                                      OPTIONS/VALUES AS OF YEAR END 2002

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                    OPTIONS AS OF             IN-THE-MONEY OPTIONS AS OF
                                   SHARES          VALUE           DECEMBER 31, 2002             DECEMBER 31, 2002(2)
                                ACQUIRED ON       REALIZED    ----------------------------   ----------------------------
NAME                            EXERCISE (#)       ($)(1)     EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                           --------------   ------------  ------------   -------------   -----------    -------------
Peter S. Rummell . . . . .         787,537       13,838,953     2,679,799         250,000     45,181,411         250,000
Kevin M. Twomey. . . . . .         165,783        3,046,692       129,223         708,623      1,808,562       5,861,163
Robert M. Rhodes . . . . .               0                0        64,890         233,755        907,916         854,029
Michael N. Regan . . . . .               0                0        21,788          37,501        258,116         256,131
Jerry M. Ray . . . . . . .          20,000          201,805        71,266          30,512        580,404         271,733

-----------------

(1) The "value realized" is the difference between the total purchase price of the shares of Common Stock underlying the options exercised and the market value on the date of exercise of the shares acquired.
(2) An option is "in-the-money" if the exercise price is below the market price of the shares of our Common Stock covered by the option on December 31, 2002. The value of "in-the-money" options held as of December 31, 2002 is the difference between the aggregate purchase price of all options held and the market value of the shares covered by the options as of December 31, 2002 ($29.00 per share).

                               RETIREMENT BENEFITS

     We maintain a pension plan, a 401(k) plan and an employee stock purchase plan covering substantially all of our employees. These plans do not discriminate in favor of directors or executive officers in the nature or level of benefits provided to participants. In addition, we maintain a supplemental executive retirement plan ("SERP") and a deferred capital accumulation plan ("DCAP"). Effective January 1, 2001, the administrator of these plans was granted the discretion to adopt amendments, so long as the aggregate incremental cost of each amendment does not exceed $1,000,000.

                              PENSION PLAN AND SERP

     PENSION PLAN. Our pension plan is intended primarily to provide retirement benefits for our employees. The pension plan is a fully-funded cash balance plan covering all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. Each year, all active participants' accounts are credited with a percentage (8%-12%) of the participant's compensation, based on the participant's age at the beginning of the year. In addition, all participants' accounts are credited with interest based upon the 30-year US treasury bond rate (5.48% for 2002). Pension benefits are payable at or after termination of employment or death, and are not reduced by social security or other benefits received by the participant.

     In 2000, 2001 and 2002, the Compensation Committee approved a transfer of a portion of the pension plan's surplus assets to the Company's health plan to offset the cost of retiree health benefits. This transfer is made in accordance with all applicable laws, including the legal requirement that the plan fully vest all participants employed at any time during the one year prior to the date of the transfer (normally, vesting requires 5 years of service).

     In 2000, 2001, and 2002, the Compensation Committee also approved amendments to the pension plan adding special credits for qualified executives. These special credits are conditioned upon the qualified executives' waiver of an equivalent amount of his or her vested SERP benefits, and for 2002 only, DCAP benefits. The special credits are also conditioned upon the pension plan's receipt of approval by the Internal Revenue Service ("IRS"), which is currently pending. The amounts credited in 2002 to the named executive officers' pension accounts (and waived under the SERP and DCAP) were: Peter S. Rummell, $256,443; Kevin M. Twomey, $169,843; Robert M. Rhodes, $311,320; Michael N. Regan, $205,565; and Jerry M. Ray, $119,619.

     SERP. The SERP is designed to supplement the pension plan by providing designated executives with benefits which have been lost due to IRS restrictions on the amount of compensation which can be taken into account under a qualified pension plan ($200,000 for 2002). The percentage of compensation contributed to the SERP is the same as the pension plan, except that a higher percentage (8%-18.25%) is paid to Tier 1 participants over age 45. SERP accounts earn the same interest and are payable at the same time as pension accounts. A participant vests in his or her SERP account at the rate of 10% per year of service, with full vesting upon death, disability, or attainment of age 62 while still employed by the Company. The Chief Executive Officer and a designated group of persons directly reporting to the Chief Executive Officer or President (generally, Tier 1 participants) are entitled to full vesting at age 55 if they were in the SERP prior to 2000. For all other participants joining the SERP prior to 2000, their SERP account fully vests upon attainment of age 55 and completion of 5 years of service.

     All of the named executive officers are Tier 1 participants who joined the SERP prior to 2000, and all except Mr. Ray have attained age 55, which means they are fully vested in their SERP accounts. Mr. Ray is 27% vested in his SERP account, due to his waiver of the portion of his vested SERP account equal to the special credits he received under the pension plan.

     The following table shows the combined balances that would be payable under the pension plan and SERP for persons, at age 65, with various earnings and years of service. We made the following assumptions for the table:

     o    total earnings will remain constant
     o    years of service will occur immediately prior to age 65
     o    interest credited on the account balance will be 6% per year

                              PENSION PLAN TABLE AND SERP BENEFITS

                                                        YEARS OF SERVICE
                              ----------------------------------------------------------------------
ELIGIBLE COMPENSATION              5            10              15             20             25
---------------------         ----------    ----------     -----------    -----------    -----------
$  300,000 . . . . . . .      $  308,631    $  721,649     $ 1,145,647    $ 1,713,051    $ 2,255,416
$  400,000 . . . . . . .         411,508       962,198       1,527,531      2,284,070      3,007,226
$  500,000 . . . . . . .         514,385     1,202,748       1,909,409      2,855,080      3,759,033
$  600,000 . . . . . . .         617,261     1,443,297       2,291,291      3,426,099      4,510,835
$  700,000 . . . . . . .         720,138     1,683,846       2,673,175      3,997,117      5,262,640
$  800,000 . . . . . . .         823,016     1,924,397       3,055,054      4,568,131      6,014,450
$  900,000 . . . . . . .         925,892     2,164,946       3,436,937      5,139,148      6,766,247
$1,000,000 . . . . . . .       1,028,769     2,405,495       3,818,820      5,710,169      7,518,064
$1,100,000 . . . . . . .       1,131,646     2,646,045       4,200,701      6,281,185      8,269,866
$1,200,000 . . . . . . .       1,234,522     2,886,593       4,582,584      6,852,202      9,021,667
$1,300,000 . . . . . . .       1,337,401     3,127,145       4,964,465      7,423,216      9,773,476
$1,400,000 . . . . . . .       1,440,278     3,367,695       5,346,350      7,884,238     10,525,288
$1,500,000 . . . . . . .       1,543,155     3,608,244       5,728,228      8,565,249     11,277,091
$1,600,000 . . . . . . .       1,646,031     3,848,793       6,110,112      9,136,267     12,028,893
$1,700,000 . . . . . . .       1,748,909     4,089,343       6,491,866      9,707,286     12,780,897
$1,800,000 . . . . . . .       1,851,766     4,329,893       6,873,874     10,278,301     14,532,510
$1,900,000 . . . . . . .       1,954,662     4,570,442       7,255,758     10,849,319     14,284,307
$2,000,000 . . . . . . .       2,057,539     4,610,990       7,637,640     11,420,328     16,038,117

                              401(K) PLAN AND DCAP

     401(K) PLAN. We offer a 401(k) plan to all of our employees (except temporary, seasonal and on-call employees) who are at least age 21 and reach the first of the month following 90 days of employment. Participants may elect to defer any whole percentage of their eligible compensation and have the Company contribute it to the 401(k) plan. We match 50% of the first 6% of each participant's deferrals. Participants' accounts are increased or decreased by the earnings or losses of their individually-directed investments. Investments offered under the plan cover a wide range of risk levels and include company stock and individual brokerage accounts. Investments in company stock are neither required nor encouraged. The 401(k) plan allows participants to borrow or take hardship distributions from their accounts. 401(k) benefits are payable at death, termination of employment, disability, retirement or after attainment of age 591/2. In 2002, we contributed employer matches on behalf of the named executive officers as set forth in footnote 2 in the Summary Compensation Table.

     DCAP. The DCAP is designed to supplement the 401(k) plan by allowing designated executives the ability to defer eligible compensation that they could not defer to the 401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan ($200,000 for 2002). The DCAP limits employee deferrals to up to 75% of bonuses and up to 50% of eligible compensation other than bonuses. We then match 25% of the first 6% of each participant's deferrals which were made from eligible compensation in excess of the IRS annual compensation limit. Participants' accounts are credited with interest at the rate approved each year by the Compensation Committee (8.6% for 2002). DCAP benefits may be paid at termination of employment, death, change in control, or while still employed if the participant pays an 8.6% penalty. During 2001, a special one-time irrevocable election was offered for participants to elect to have a distribution paid to them on a specific date on or after January 1, 2005. In 2002, we contributed employer matches on behalf of the named executive officers as set forth in footnote 2 in the Summary Compensation Table.

                          EMPLOYEE STOCK PURCHASE PLAN

     We offer an employee stock purchase plan ("JOEshare") to employees, other than temporary or seasonal employees, who reach the first of the month following 90 days of employment. Prior to January 1, 2003, employees who work less than 20 hours per week were also excluded from participation. JOEshare gives each of our eligible employees the opportunity to acquire an ownership interest in St. Joe. Through JOEshare, employees may purchase any dollar amount up to $25,000 per year of our common stock for 85% of the fair market value at the time of the purchase. Participants generally may not transfer or pledge shares of our Common Stock for six months after the purchase, except upon death or termination of employment.

                               EXECUTIVE OFFICERS

     PETER S. RUMMELL, 57, joined us in January 1997 as Chairman and Chief Executive Officer. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company. His most recent position with Disney was as Chairman of Walt Disney Imagineering, the division responsible for Disney's worldwide creative design, real estate and research and development activities. Mr. Rummell also served as President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and as President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City.

     KEVIN M. TWOMEY, 56, joined us in January 1999 as President and Chief Financial Officer and was appointed Chief Operating Officer in February 2000. Prior to joining us, Mr. Twomey was Vice Chairman of the Board of Directors and Chief Financial Officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, Mr. Twomey was Chief Financial Officer at First Gibraltar Bank, a company held by MacAndrews and Forbes Holdings of New York. Mr. Twomey also held management positions with MCorp and Bank of America.

     ROBERT M. RHODES, 60, joined us in February 1997 as Senior Vice President and General Counsel and has been our Executive Vice President since February 1999 and our General Counsel until March 2003. Prior to joining us, Mr. Rhodes was a partner in the law firm of Steel Hector and Davis L.L.P., concentrating in real estate and land development. From 1985 to 1988, Mr. Rhodes served as Senior Vice President and General Counsel of Arvida/Disney Corporation and Disney Development Company. Mr. Rhodes also served in Florida state government as counsel to the Speaker of the Florida House of Representatives and as Chief of the Bureau of Land and Water Management, which administers the state's growth management programs.

     MICHAEL N. REGAN, 55, joined us in July 1997 as Vice President and was appointed Senior Vice President, Finance and Planning in February 1999. Prior to joining us, Mr. Regan was Vice President and Controller for Harrah's Entertainment, Inc. Mr. Regan joined Harrah's as a Senior Financial Analyst in Strategic Planning in 1980 and held several management positions in finance.

     JERRY M. RAY, 53, joined us as Vice President in November 1997. Mr. Ray was appointed our Senior Vice President, Corporate Communications in February 1999. Prior to joining us, Mr. Ray was Senior Vice President for Powell Tate, a Washington, D.C. communications firm. Prior to his position at Powell Tate, Mr. Ray was Vice President and Director of Media for Burson Marsteller in Washington. From 1981 to 1988, Mr. Ray was Press Secretary for United States Senator Howell Heflin and served in several communications positions for committees of the United States Senate.

     CHRISTINE M. MARX, 51, joined us as General Counsel and Secretary in March 2003. Prior to joining us Ms. Marx was a partner in the law firm of Duane Morris LLP concentrating in securities and corporate law. From 1985 to 2000 she was a partner in the law firm of Edwards & Angell LLP.

              EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     EMPLOYMENT AGREEMENTS. We have current written employment agreements with Messrs. Twomey, Rhodes, Regan and Ray. These employment agreements provide that each of the named executive officers is an "at will" employee and will receive a base salary plus car allowance, a performance-based annual incentive bonus under our annual incentive plan in an amount equal to a specified percentage of his base salary, and an option to purchase shares of our Common Stock under our stock incentive plans. These employment agreements provide that the amount of base salary and the bonus range may be increased but not decreased during his period of employment with us. The employment agreements further provide that, in the event of termination of employment for any reason other than for cause or disability, he will receive a severance payment in a lump sum amount equal to a specified percentage of his base salary, plus a specified percentage of the amount of any bonus awarded to him in the year prior to the termination.

     SEVERANCE AGREEMENTS. We entered into severance agreements with each of the named executive officers. The severance agreements with Messrs. Regan and Ray provide that severance is payable if the named executive officer resigns for any reason during the last six months of the first year following the date of a change in control, resigns for good reason within the first 36 months following a change in control, or is terminated by us for any reason within 36 months following the date of a change in control. The severance agreements with Messrs. Rummell, Twomey and Rhodes provide that severance is payable if the named executive officer resigns for any reason during the six months immediately following the first anniversary of a change in control, resigns for good reason, or is terminated by us for any reason other than for cause, disability or death.

     "Change in control" is defined in the severance agreements as the occurrence of any of the following events:

     o The consummation of a merger, share exchange or consolidation of the Company with or into another entity or any other corporate reorganization (a "Business Combination"), in each case unless, following such Business Combination, all or substantially all of the individuals and entities who were the owners of the Company's outstanding voting stock immediately prior to such Business Combination own, directly or indirectly, and in substantially the same proportions, 50% or more of the continuing or surviving entity's voting stock outstanding immediately after such Business Combination;

     o The sale, transfer, exchange or other disposition of all or substantially all of the Company's assets;

     o A change in the composition of the Board of Directors of the Company, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

     o    The liquidation or dissolution of the Company; or

     o Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act")), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company's then outstanding voting securities. The term "person" is defined to have the same meaning as when used in sections 13(d) and 14(d) of such Act but excludes (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a parent or subsidiary of the Company, (ii) a corporation owned directly or indirectly by the Shareholders in substantially the same proportions as their ownership of the Common Stock of the Company, (iii) the Trust and (iv) the Foundation.

     Severance benefits payable to each named executive officer include:

     o a lump sum payment equal to three times annual base salary plus three times bonus (which, in the case of Messrs. Rummell, Twomey and Rhodes cannot be less than annual base salary);

     o    a lump sum payment of supplemental pension benefits;

     o a lump sum payment of a prorated bonus for the year employment terminates;

     o continued participation in our group insurance plans, at our expense, for three years following the change in control (such benefits terminate upon death);

     o    senior executive level outplacement services;

     o    financial planning benefits; and

     o gross-up payments, if applicable, in the amount necessary to satisfy any excise tax incurred by the named executive officer under Section 4999 of the Internal Revenue Code, subject to some limitations.

     Under the terms of Messrs. Rummell, Twomey and Rhodes' severance agreements, all stock options previously granted to the named executive officer will become fully vested on the first anniversary of a change in control, if they have not vested sooner. Messrs. Regan and Ray's severance agreements provide that all stock options previously granted fully vest upon a change in control and, if his employment is thereafter terminated, all of his stock options shall remain exercisable for at least one year (unless they sooner expire). In addition, if Messrs. Rummell, Twomey or Rhodes resigns for good reason, is terminated other than for cause, or becomes disabled or dies, his stock options will become fully vested and all restrictions will lapse on his restricted shares.

     The severance agreements with Messrs. Regan and Ray supersede their employment agreements to the extent that severance pay and benefits provided under the severance agreements are greater, and supersede the agreements entered into under our stock incentive plans to the extent that the applicable severance agreement provides for earlier exercise or a longer post-termination exercise period.

     The severance agreements with Messrs. Rummell, Twomey and Rhodes contain a two-year non-compete and non-solicitation provision.

     LONG TERM INCENTIVE COMPENSATION. We entered into long term incentive compensation ("LTIC") agreements with Messrs. Twomey and Rhodes in 2001. The LTIC agreements provide that Messrs. Twomey and Rhodes will be paid a LTIC award upon the first occurrence of any of the following:

     o continuous employment with us until December 31, 2005, o termination of employment by him for good reason, o death or disability, o termination of his employment by us for any reason other than cause, or

     o the first anniversary of any change in control, as defined in the severance agreements (see "Severance Agreements" on pages 11 and 12 of this Proxy Statement), if he remains employed by us on that first anniversary.

     The target LTIC award is a lump sum of $5,000,000 for Mr. Twomey and $2,500,000 for Mr. Rhodes. Such LTIC award will be increased by 2% for every 1% that the price of our Common Stock exceeds a pre-established goal price on the date the LTIC award is payable. Additionally, the LTIC award will be decreased by 2% for every 1% that the price of our Common Stock is less than the pre-established goal price on the date the LTIC award is payable. The pre-established goal price is $32.50 per share, which is equal to the closing price of our Common Stock on August 20, 2001 plus increases of $1.00 per share per year. The adjustment to the target LTIC award will be prorated in the event the LTIC award becomes payable prior to December 31, 2005. The actual payment cannot be more than one-third higher than the target LTIC award or less than two-thirds of the target LTIC award. In the event of death prior to any payment, the unadjusted target LTIC award will be paid.

                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for reviewing and approving the compensation policies and programs for the Company's executive officers, including the officers named in the Summary Compensation Table. The Compensation Committee consists of members of the Board of Directors, who are all independent non-employee Directors and have no interlocking relationships as defined by the Securities and Exchange Commission. This report covers the actions of the Committee regarding the compensation of the executive officers for 2002 and prospectively for 2003.

COMPENSATION PHILOSOPHY

     The main tenets of the Company's compensation philosophy are to provide:

     o base salaries at the median of comparable companies that generate value from the management of substantial assets;

     o a competitive annual incentive based on corporate and individual performance; and

     o stock options in order to align the interests of the executive officers and Shareholders.

     In addition, discretionary bonuses are sometimes awarded upon the completion of significant corporate events.

     2002 ANNUAL INCENTIVE COMPENSATION PLAN. In February 2003, the Compensation Committee advised the Board that the Committee had adopted a formal evaluation process to calculate annual incentives for 2002. The 2002 Annual Incentive Compensation Plan combines quantitative financial measures and qualitative strategic measures. The Compensation Committee considers corporate and individual performance goals, together with trends in appropriate peer group companies in awarding annual incentives. Quantitative goals consist primarily of corporate earnings and qualitative goals consist primarily of an assessment of the employee's role in implementing our strategic plan. The Compensation Committee evaluated the performance of all executive officers using these criteria to determine the amount of annual incentives payable in 2002. Payments to executive officers under the 2002 Annual Incentive Compensation Plan ranged from approximately 58% to 150% of base salary.

     In December 2002, the Compensation Committee approved the addition of a limited restricted stock program to the 2002 Annual Incentive Compensation Plan. Under this program, restricted stock replaces a portion of the cash award that would otherwise be due and owing to each recipient. The program is intended to serve as a valuable retention tool for St. Joe's top executives. In 2002, we granted restricted stock under this program to 24 executives including Messrs. Regan and Ray as set forth in the Summary Compensation Table.

     STOCK INCENTIVE PLANS. The Company maintains several substantially identical stock incentive plans, which have been approved by the Shareholders and are administered by the Compensation Committee. The stock incentive plans provide for awards of restricted shares, options (nonstatutory or incentive) and stock appreciation rights. The Compensation Committee selects the employees and directors who receive awards, determines the size of any award and establishes any vesting or other conditions. All employees and non-employee directors are eligible to participate in the stock incentive plans, although incentive stock options may be granted only to employees.

     Both restricted shares and stock options are valued as of closing on the day before grant. The exercise price of options may be paid in any lawful form permitted by the Compensation Committee, including the surrender of shares of Common Stock or restricted shares already owned by the optionee. Restricted stock is not certificated until restrictions lapse on the applicable shares.

     The standard form of agreement used for 2002 stock option awards provides for vesting at the rate of 25% per year. The standard form of agreement used for 2002 restricted stock awards which were not issued as part of the 2002 Annual Incentive Plan (see "2002 Annual Compensation Incentive Plan" above) provides that restrictions lapse on 1/3 of the stock after the first three years and 1/3 at the end of each subsequent year. Both agreements provide for full vesting or lapse upon death or disability. The standard form agreement for stock option awards also provides full vesting upon change in control. The standard form agreement for restricted stock awards provides that all restrictions lapse if the Company is a party to a merger or similar transaction resulting in at least a 50% change in stock ownership and the recipient, for 360 days following the transaction, either remains employed or his employment is terminated without cause. If the recipient's employment terminates for cause or he breaches the confidentiality provisions, the Compensation Committee may revoke his restricted shares that are not yet exercisable and may revoke his stock options, regardless of whether vested.

     In 2002, the Compensation Committee recommended, and the Board approved, the grant of nonstatutory stock options and restricted stock to the named executive officers as set forth in the Summary Compensation Table. These grants were subject to the same vesting as under the standard forms of agreement described above, except that the stock option agreements for Messrs. Rummell, Twomey and Rhodes also provide full vesting upon qualifying termination of employment, in accordance with their severance agreements.

     The Compensation Committee is authorized, within the provisions of our stock incentive plans, to amend the terms of outstanding restricted shares; modify, buy out or extend outstanding options or stock appreciation rights; exchange new options for outstanding options (including outstanding options with a higher exercise price than the new options); or convert outstanding stock appreciation rights to options. The Compensation Committee has taken no such action to date.

     The total number of restricted shares and shares underlying stock appreciation rights and options available for grant under the stock incentive plans is approximately 2.5 million (subject to anti-dilution adjustments). If any restricted shares, stock appreciation rights or options are forfeited, or if options terminate for any other reason prior to exercise, they again become available for awards. No individual may receive stock appreciation rights or options covering more than 500,000 shares in any calendar year (750,000 in the first year of employment), subject to anti-dilution adjustments.

     CEO COMPENSATION. Mr. Rummell was appointed Chairman and CEO of the Company in January 1997. The Compensation Committee applied the compensation philosophy described above to determine Mr. Rummell's compensation. Based upon these criteria the Committee recommended, and the Board approved, a 3.5% increase in annual base salary from $740,850 to $766,780, effective March 1, 2003. Based on the Compensation Committee's assessment of Mr. Rummell's performance as measured against quantitative goals, the Compensation Committee recommended, and the Board approved, the payment of an annual incentive to Mr. Rummell under the 2002 Annual Incentive Compensation Plan of $1,074,000 for the year ended December 31, 2002. In addition, Mr. Rummell was awarded a $200,000 discretionary bonus in August 2002.

     Mr. Rummell has been granted stock options and restricted stock as described in this Proxy Statement.

     DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and the four most highly compensated Executive Officers. Certain performance based compensation is specifically exempt from the deduction limit.

     The Compensation Committee intends to award cash compensation under the Company's Annual Incentive Plans and grant stock options under the Company's Stock Incentive Plans to the CEO and Executive Officers based upon the attainment of pre-established individual and corporate performance goals.

     The Compensation Committee may award compensation which may not qualify for exemption from the deduction limit under Section 162(m) when the Compensation Committee, in its discretion, determines such awards are necessary for competitive business purposes, such as retaining and attracting employees.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The members of the Compensation Committee for 2002 were Michael L. Ainslie (Chairman), Hugh M. Durden, Herbert H. Peyton and John D. Uible. No member of the Compensation Committee is or ever was an officer or employee of St. Joe or any of its subsidiaries. No member of the Compensation Committee is or was during 2002 an executive officer of another company on whose board or its comparable committee one of St. Joe's executive officers serves. See "Certain Transactions" on page 19 of this Proxy Statement for further information on members of the Compensation Committee and their relationships with St. Joe.

                                   Submitted by the Compensation Committee:

                                   Michael L. Ainslie, Chairman
                                   Hugh M. Durden
                                   Herbert H. Peyton
                                   John D. Uible

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock owned as of March 31, 2003 by:

     o Persons known to us to be the beneficial owners of more than 5% of our outstanding Common Stock;
     o    Each director and named executive officer;
     o    All directors and executive officers as a group.


                                                         AMOUNT AND NATURE OF
NAME AND ADDRESS                                         BENEFICIAL OWNERSHIP      PERCENT OF CLASS(1)
----------------                                         --------------------      -------------------
Alfred I. duPont Testamentary Trust . . . . . . . .         35,771,874(2)                  47.2%
  4600 Touchton Road East
  Building 200, Suite 500
  Jacksonville, FL 32246
Third Avenue Management LLC . . . . . . . . . . . .          4,561,345(3)                   6.0%
  767 Third Avenue
  New York, NY 10017-2023
Michael L. Ainslie. . . . . . . . . . . . . . . . .             25,669(4)                     *
Hugh M. Durden. . . . . . . . . . . . . . . . . . .         35,775,875(5)                  47.2%
John S. Lord. . . . . . . . . . . . . . . . . . . .         35,781,724(6)                  47.2%
Herbert H. Peyton . . . . . . . . . . . . . . . . .         35,781,724(7)                  47.2%
Jerry M. Ray. . . . . . . . . . . . . . . . . . . .             84,808(8)                     *
Michael N. Regan. . . . . . . . . . . . . . . . . .             40,994(9)                     *
Walter L. Revell. . . . . . . . . . . . . . . . . .             16,669(10)                    *
Robert M. Rhodes. . . . . . . . . . . . . . . . . .              4,165(11)                    *
Peter S. Rummell. . . . . . . . . . . . . . . . . .          2,732,938(12)                  3.6%
Frank S. Shaw, Jr . . . . . . . . . . . . . . . . .             24,669(13)                    *
Winfred L. Thornton . . . . . . . . . . . . . . . .         35,791,014(14)                 47.2%
Kevin M. Twomey . . . . . . . . . . . . . . . . . .            273,882(15)                    *
John D. Uible . . . . . . . . . . . . . . . . . . .             30,939(16)                    *
Directors and Executive Officers as a Group . . . .         43,699,800(17)                 57.5%

----------------

(1)  All percentages are rounded to the nearest tenth of one percent.

(2) As of March 31, 2003, the Trust and Foundation directly and beneficially owned 33,689,766 and 2,082,108, respectively, shares of our Common Stock. The trustees of the Trust are John S. Lord, Herbert H. Peyton, John F. Porter, William T. Thompson III, Winfred L. Thornton and Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, the corporate trustee of the Trust. The individual trustees and Hugh M. Durden, the representative of the corporate trustee, constitute the entire board of directors of the Foundation. By virtue of their status as trustees and directors, the trustees of the Trust and the directors of the Foundation have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares of our Common Stock owned by the Trust and the Foundation; as a result, they are also deemed to beneficially own the shares owned by the Trust and the Foundation.

(3) According to the Schedule 13G/A filed by Third Avenue Management LLC ("TAM") with the Securities and Exchange Commission on January 31, 2003, the following investment companies have the right to receive dividends from, and the proceeds from the sale of, the shares our Common Stock indicated:

     FUND NAME                                                                         NUMBER OF SHARES
     ---------                                                                         ----------------
     Third Avenue Value Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,147,200
     Third Avenue Small Cap Fund . . . . . . . . . . . . . . . . . . . . . . . . . . .       191,000
     Third Avenue Real Estate Value Fund . . . . . . . . . . . . . . . . . . . . . . .       932,200
     Third Avenue Value Portfolio of the AEGON/Transamerica Series . . . . . . . . . .       195,500
     Third Avenue Small-Cap Value Portfolio of the Met Investor Series Trust . . . . .         5,600
     Third Avenue Variable Series Trust of the Third Avenue Value Portfolio. . . . . .        86,300
     American Express Partners Small-Cap Value Fund. . . . . . . . . . . . . . . . . .       115,700
     Third Avenue Value Portfolio of the Integrity Life/Legends Series . . . . . . . .        34,700

     Various separately managed accounts for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, 853,145 shares of our Common Stock.

(4) Includes 15,669 shares which Mr. Ainslie has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(5) Includes 33,689,766 shares directly and beneficially owned by the Trust, 2,082,108 shares directly and beneficially owned by the Foundation, and 4,001 shares which Mr. Durden has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(6) Includes 33,689,766 shares directly and beneficially owned by the Trust, 2,082,108 shares directly and beneficially owned by the Foundation, and 9,850 shares which Mr. Lord has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(7) Includes 33,689,766 shares directly and beneficially owned by the Trust, 2,082,108 shares directly and beneficially owned by the Foundation, and 9,850 shares which Mr. Peyton has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(8) Includes 82,522 shares which Mr. Ray has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power and 848 shares held in our 401(k) plan.

(9) Includes 26,163 shares which Mr. Regan has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power and 999 shares held in our 401(k) plan.

(10) Includes 15,669 shares which Mr. Revell has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(11) Includes 2,875 shares which Mr. Rhodes has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power and 565 shares held in JoeShare.

(12) Includes 2,426,062 shares which Mr. Rummell has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(13) Includes 15,669 shares which Mr. Shaw has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(14) Includes 33,689,766 shares directly and beneficially owned by the Trust, 2,082,108 shares directly and beneficially owned the by Foundation, 3,471 shares owned by Mr. Thornton and 15,669 shares which Mr. Thornton has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(15) Includes 134,023 shares which Mr. Twomey has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(16) Includes 15,669 shares which Mr. Uible has the right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this Proxy Statement and as to which he has sole voting and dispositive power.

(17) Includes 89,007 shares held in our 401(k) plan.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock to file reports with the Securities and Exchange Commission and the New York Stock Exchange reporting ownership of and transactions in Common Stock and to furnish copies of the reports to the Company.

     Based solely on a review of the reports and related information furnished to the Company, the Company believes all filing requirements were complied with in a timely manner during 2002 except that, due to a clerical oversight, Mr. Ray was late in reporting his initial holdings upon becoming an executive officer.

                                PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative shareholder returns for the period December 31, 1997 through December 31, 2002, assuming $100 was invested on December 31, 1997 in the Company's Common Stock, in the Russell 1000 Index and in the Wilshire Real Estate Securities Index. The total return assumes dividends are reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.





                              [PERFORMANCE GRAPH]





                             12/97      12/98     12/99     12/00     12/01    12/02
                             -----      -----     -----     -----     -----    -----
The St. Joe Company           100         78        81       108       136      147
Russell 1000 Index            100        125       149       136       118       91
Wilshire Real Estate          100         78        70        85        88       85

                              CERTAIN TRANSACTIONS

     Hugh M. Durden, John S. Lord, Herbert H. Peyton and Winfred L. Thornton are trustees of the Trust and also serve as directors of the Foundation and St. Joe.

     John S. Lord is a consultant to the law firm of Foley & Lardner. The firm provides legal services to us in the ordinary course of business and in accordance with our established policies for the retention of outside counsel.

     On May 21, 2002, our Board authorized us to sell approximately 1.5 acres of land owned by us to Gate Petroleum Company for a purchase price of approximately $740,000. Our director, Herbert H. Peyton, is the President of Gate Petroleum Company. The purchase price was determined on an arms length basis and was comparable to prices paid to the Company by unrelated third parties for similarly situated parcels.

     Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, is a corporate trustee of the Trust. Hugh M. Durden, our director, is the representative of the corporate trustee. On February 7, 2002, we issued in a private placement $175.0 million of our senior notes. Wachovia Securities, a subsidiary of Wachovia Corporation, acted as placement agent for these notes. We paid Wachovia Securities a placement fee of $718,750 and reimbursed Wachovia Securities $27,704 for expenses incurred in connection with the placement. Wachovia Bank, N.A. also provides financing, at market rates, for some of our joint ventures projects. In addition, under our Second Amended and Restated Credit Agreement, dated February 7, 2002, First Union National Bank, now Wachovia Bank, N.A., is the administrative agent for the various lenders and is one of the lenders. We have paid First Union National Bank a commitment fee of $88,750 and a fee of $50,000 to act as the administrative agent.

     On May 24, 2002, we entered into an Agreement with the Trust under which we agreed to purchase $75 million of our Common Stock from the Trust at a price per share equal to the price per share at which the Trust sold shares of our Common Stock to the public in a secondary offering. When the transaction closed on June 24, 2002 we purchased 2,586,206 shares of our Common Stock from the Trust at $29.00 per share.

     On February 7, 2003 we entered into an Agreement with the Trust and the Foundation under which the Trust and the Foundation agreed to sell, for a 90-day period, to us each Monday a number of shares equal to 0.9 times the amount of shares we purchased from the public during the previous week. The Trust shares will be purchased at a price exactly equal to the volume weighted average price, excluding commissions, paid by us for shares purchased from the public during the previous week. However, no shares will be sold by the Trust if that week's average price of shares repurchased by us is below $27.00 per share. Through March 31, 2003 we had purchased 266,220 shares of our Common Stock from the Trust under this Agreement.

     On February 18, 2003 our Board authorized us to sell Lot 10 in our WaterSound Community to Kevin M. Twomey, our President, Chief Operating Officer and Chief Financial Officer, for a purchase price of $1.1 million. The purchase price was the price at which the lot was offered to the public and is comparable to the prices paid to the Company by unrelated third parties for similarly situated parcels.

                                 PROPOSAL NO. 2
                      RATIFICATION OF INDEPENDENT AUDITORS

     The Audit Committee has appointed the firm of KPMG LLP to audit the consolidated financial statements for the Company for the 2003 fiscal year.

     VOTE REQUIRED. The proposal to ratify the appointment of KPMG LLP will require the approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Meeting.

     GENERAL INFORMATION ABOUT KPMG. KPMG LLP has been the Company's independent auditors since 1990. It is expected that a representative of KPMG LLP will be present at the Meeting to answer Shareholders' questions and will be given an opportunity to make a statement.

                                                                                                2002
                                                                                              --------
AUDIT FEES
     Audit of consolidated financial statements, including quarterly review . . . . . . . .   $366,879
     Comfort letter procedures performed in connection with the filing of Form S-1. . . . .    130,000
                                                                                              --------
     TOTAL AUDIT FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    496,879
                                                                                              --------

AUDIT RELATED FEES
     Subsidiary audits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     55,000
     Employee benefit plan audit services . . . . . . . . . . . . . . . . . . . . . . . . .     47,500
                                                                                              --------
     TOTAL AUDIT RELATED FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    102,500
                                                                                              --------
TAX FEES
     Tax compliance services. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    213,000
     Tax planning services. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    170,110
                                                                                              --------
     TOTAL TAX FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    383,110
                                                                                              --------
ALL OTHER FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          0
                                                                                              --------
TOTAL FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $982,489
                                                                                              ========

     The Board recommends the Shareholders vote FOR ratification of KPMG LLP as the Company's independent auditors for the 2003 fiscal year.

                             AUDIT COMMITTEE REPORT

     The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent" as required by applicable listing standards of the New York Stock Exchange.

     The Committee operates pursuant to a Charter that was last amended by the Board on February 20, 2001. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, issued by the American Institute of Certified Public Accountants. The Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board No.1, Independence Discussions with Audit Committees, as currently in effect. Finally, the Committee has received written confirmation from management with respect to non-audit services provided by the independent auditors to the Company, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditor's independence.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                           Submitted by the Audit Committee:

                                           Walter L. Revell, Chairman
                                           John S. Lord
                                           Frank S. Shaw, Jr.
                                           Winfred L. Thornton
                                           John D. Uible

                              SHAREHOLDER PROPOSALS

     Shareholders may submit proposals on matters appropriate for shareholder action. These proposals must be made in accordance with the rules of the Securities and Exchange Commission and with the Company's Bylaws. A proposal for the 2004 Annual Meeting of Shareholders must be received by the Secretary of the Company at the address shown on the first page of this Proxy Statement as follows:

     1. Pursuant to the Company's Bylaws, the proposal must be received no sooner than November 28, 2003, and no later than December 26, 2003, to be eligible to be presented from the floor for vote at the meeting (but not included in the Company's 2004 Proxy Statement), or

     2. Pursuant to the rules of the Securities and Exchange Commission, the proposal must be received by December 15, 2003 to be eligible for inclusion in the Company's 2004 Proxy Statement.

                                  OTHER MATTERS

     The Board of Directors does not know of any other business to be presented at the Meeting. If, however, any other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote pursuant to the proxy in accordance with their judgment in such matters.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Christine M. Marx

                                       Christine M. Marx

April 14, 2003















                            ^ FOLD AND DETACH HERE ^
--------------------------------------------------------------------------------

                               THE ST. JOE COMPANY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2003

     The undersigned, having received Notice of Annual Meeting and Proxy
Statement dated April 11, 2003, appoints Peter S. Rummell and Kevin M. Twomey, each acting singly, as Proxy with full power of substitution to represent the undersigned and to vote all shares of common stock of The St. Joe Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on Tuesday, May 20, 2003, at 10:00 a.m. Eastern Daylight Savings Time, at the Ponte Vedra Inn and Club, 200 Ponte Vedra Beach Boulevard, Ponte Vedra,
Florida, or at any continuance thereof, with discretionary authority as provided in the Proxy Statement.

     Please mark your vote as indicated in the example.  /X/

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ON
THIS CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

------------------------------------------------------------------------------------------------------------------------
1.   ELECTION OF DIRECTORS

     Nominees: Michael L. Ainslie, Hugh M. Durden, John S. Lord, Herbert H. Peyton, Walter L. Revell, Peter S. Rummell,
               Frank S. Shaw, Jr., Winfred L. Thornton, John D. Uible

                 / / FOR         / / WITHHELD       / / FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEES

                                                        ----------------------------------------------------------------

                            ^ FOLD AND DETACH HERE ^

(CONTINUED FROM OTHER SIDE)

2. RATIFICATION OF INDEPENDENT AUDITORS

               / /  FOR            / / AGAINST           / / ABSTAIN

3. ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.





                               X
                                  ----------------------------------------------

                               X
                                  ----------------------------------------------

                               Date
                                    --------------------------------------------
                               Please sign exactly as your name appears on shares. Joint owners should each sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.